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                                                                   EXHIBIT 10.25

                              SETTLEMENT AGREEMENT
                                       AND
                           MUTUAL AND GENERAL RELEASE

This Settlement Agreement (the "Agreement") is made and entered into effective as of the 31st day of October, 2004, by and between Nord Resources Corporation, a Delaware corporation (the "Company") and Shuler Messersmith Daly & Landsdowne, a New Mexico partnership ("SMDL"), directly as well as on behalf of their respective employees, owners, shareholders, officers, directors, partners, associates, attorneys, predecessors, successors, assigns, heirs, spouses, former spouses, firms, brokers, appraisers, business entities and corporations, and each and all of them, as appropriate in context (and as further specifically referenced in the terms of this Agreement), and is based upon the following
Recitals:

                                    RECITALS

     WHEREAS, SMDL is in the business of providing legal services for compensation, and has its principal place of business in the City of Albuquerque, State of New Mexico;

     WHEREAS, the Company has incurred indebtedness to SMDL in the principal amount of One Hundred and Ten Thousand Two Hundred and Fifty-Five Dollars and Twenty Eight Cents ($110,255.28) (the "Debt"), which is comprised of One Hundred Thousand Five Hundred and Eighteen Dollars and Forty Nine Cents ($100,518.49) for legal services rendered prior to the date hereof, plus simple interest accruing thereupon at six percent (6%) per annum from May 2, 2003 through November 1, 2004 in the amount of Nine Thousand Two Hundred and Seventeen Dollars and Nineteen Cents ($9,217.19), plus Five Hundred and Nineteen Dollars and Sixty Cents ($519.60) for payment by SMDL on behalf of the Company to third party vendors for direct mail services;

     WHEREAS, the Company is presently engaged in efforts to raise funds in the aggregate amount of at least Fifteen Millions Dollars (the "Funding"); and

     WHEREAS, the Company has requested, and SMDL has agreed, to accept in full settlement of the Debt, monthly payments in the amount of Two Thousand Five Hundred Dollars ($2,500) beginning November 1, 2004, payable on or before the tenth day of each month, and accruing simple interest on the unpaid principle amount at the rate of 6% per annum from November 1, 2004, with the balance to be paid within fifteen (15) days following the closing by the Company of the Funding, or, if earlier, November 1, 2005.

          NOW, THEREFORE, in consideration of the terms, conditions and covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMDL and the Company (collectively, the "Parties"), intending to be legally bound, hereby agree as follows:

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                                    AGREEMENT

1.   Nature of Agreement.

     This Agreement constitutes a fully executed settlement instrument, accord and satisfaction, and a general, specific and mutual release of all claims by each of the Parties in connection with the Debt, and of all other claims of whatever nature, whether or not expressly referred to in the Recitals, between the Parties and their respective directors, officers, shareholders, partners, employees, predecessors, successors, heirs, assigns, attorneys, parent corporations, subsidiaries, divisions, or affiliated corporations or organizations other than the express obligations of the Parties as set forth herein.

2.   Terms of Agreement.

     2.1 Consideration. The Parties have agreed to the following consideration, on the terms and conditions recited, for a full and complete settlement of the Debt between them.

          (a)  Payment. The Company shall pay the Debt to SMDL as follows:
               Monthly, in equal installments in the amount Two Thousand Five Hundred Dollars ($2,500), payable by the tenth day of each month, beginning November 1, 2004 and continuing thereafter. Interest on the unpaid principal amount shall accrue from and after November 1, 2004 at the rate of six percent (6%) per annum. The balance of the unpaid principle and all accrued but unpaid interest shall be due and payable upon the earlier to occur of (i) within fifteen
               (15) days following the closing of the Funding; and (ii) November 1, 2005.

          (b) SMDL's Waiver and Release. Upon execution of this Agreement and except for the obligations of the Company expressly created by this Agreement, including without limitation the obligation referred to in Section 2.1(a) above, SMDL waives, releases and discharges the Company and its, directors, officers, shareholders, employees, agents, predecessors, successors, heirs, assigns, attorneys, parent corporations, subsidiaries, divisions, or affiliated corporations or organizations as to any claims of SMDL against the Company, or of any obligations of the Company to SMDL, to any successor in interest or related party of SMDL, or to any party, entity or person claiming any interest by or through SMDL (whether directly or by operation of law or any legal proceeding), in consideration for the release by the Company of any claims against SMDL, its partners, employees and agents and for the other consideration provided by the Company in this Agreement. SMDL hereby waives, releases and discharges any and all claims and potential claims against the Company, its, directors, officers, shareholders, employees, and agents and extends a full, complete and unqualified release to the Company its, directors, officers, shareholders, employees, and agents as to all


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               claims and potential claims, other than the obligations of the
               Company expressly created by this Agreement.

          (c) The Company's Waiver and Release. Upon execution of this Agreement and except for the obligations of the SMDL expressly created by this Agreement, the Company waives, releases and discharges SMDL, its partners, employees and agents from any claim or obligation to the Company, to any successor in interest or related party to the Company, or to any party, entity or person claiming any interest by or through the Company (whether directly or by operation of law or any legal proceeding), in consideration for the release by SMDL of any claims against the Company, its, directors, officers, shareholders, employees, and agents, and for the other consideration provided by SMDL in this Agreement. The Company hereby waives, releases and discharges any other claims and potential claims against SMDL, its partners, employees and agents, and extends a full, complete and unqualified release to SMDL, its partners, employees and agents as to all claims and potential claims, other than the obligations of SMDL expressly created by this Agreement.

     2.2  Representations and Warranties.

          (a) The Parties each represent and warrant to the other, as to itself only, and as of the date hereof, that it has not assigned, conveyed or transferred, or purported to assign, convey or transfer to any person, firm or corporation, either voluntarily or involuntarily, any claim, cause of action, or right based on, or arising out of, or in connection with any matter, fact, or anything described or referred to in the Recitals. To the extent any Party has assigned or transferred any claim, cause of action, or right based on or arising out of these matters, whether voluntarily or involuntarily, or otherwise breached this warranty, said Party agrees to defend, indemnify and hold harmless the other Party and its predecessors, successors, assigns, representatives, trustees, directors, officers, spouses, former spouses, agencies, shareholders, beneficiaries, agents, employees, insurers, receivers, attorneys, and each of them, from and against any claim, demand, debt, liability, account, obligation, cost, damage expense, lien, action or cause of action (including payment of legal fees and costs) based on or arising out of, or in connection with, any such transfer, conveyance or assignment, or the purported or claimed transfer, conveyance or assignment.

          (b) Each Party further hereby represents and warrants to the other Party that the persons signing this Agreement are the lawful representatives of such Party, have full power and authority to execute and deliver this Agreement to the other, and that such Party has full power and authority to enter into and perform this Agreement, which Agreement


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               constitutes the full agreement of the Parties with respect thereto, and is the valid and obligation of such Party, enforceable against it in accordance with its terms.

     2.3. Attorneys Fees and Costs. The Parties each hereby agree that each will bear their own costs and attorneys' fees incurred in connection with all matters reserved by this Agreement, except as otherwise provided in Section 3, hereof.

3.   Remedies in the Event of a Breach.

     In the event of a breach of this Agreement, all legal and equitable remedies may be employed to enforce the terms hereof, including, but not limited to, temporary restraining orders and preliminary injunctions, the support for which will be based on this Agreement and declarations or other prima facie proof of a violation of the terms hereof. In the event of a violation of this Agreement, the prevailing party will be entitled to recover from the losing party the prevailing party's reasonable attorney's fees and costs incurred in connection therewith.

4.   Liquidated Damages.

     THE COMPANY AND SMDL, DESIRING TO AVOID LITIGATION BETWEEN THEM AS TO THE DAMAGES SUFFERED IN THE EVENT OF A BREACH OF THIS AGREEMENT BY THE COMPANY, WISH TO ESTABLISH LIQUIDATED DAMAGES IN THE EVENT THE COMPANY DEFAULTS UPON ITS PAYMENT OBLIGATIONS HEREUNDER. ACCORDINGLY, THE COMPANY AND SMDL EACH HEREBY AGREE THAT, IF THE COMPANY COMMITS SUCH A DEFAULT, SMDL SHALL RECEIVE FROM THE COMPANY, IN ADDITION TO ALL AMOUNTS OTHERWISE OWED HEREUNDER, INCLUDING WITHOUT LIMITATION, THE AMOUNT OF THE DEBT STILL OWING AT THE TIME OF THE DEFAULT AND OTHER AMOUNTS OWED UNDER THIS AGREEMENT, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, THE SUM OF THIRTY THOUSAND TWO HUNDRED AND FORTY NINE DOLLARS AND NINETY NINE CENTS ($30,249.99) PLUS SIMPLE INTEREST AT SIX PERCENT (6%) PER ANNUM FROM THE DATE OF SUCH DEFAULT UNTIL PAID.

5.   Successors.

     This Agreement is binding upon and shall inure to the benefit of the Parties and each party's respective successors, assigns, heirs, spouses, agents and personal representatives.

6.   Interpretation.

     The Parties acknowledge and agree that they have been given the opportunity to independently review this Agreement with legal counsel prior to acceptance and


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agreement to the particular language and provisions. In the event of an ambiguity in, or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the drafts.

7.   Counterparts; Integration; Facsimile.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. A facsimile of an original signature on any document or instrument, including this Agreement, shall be deemed an original signature for all purposes.

8.   Terms Mutually Independent.

     Each provision of this Agreement is independent of each other provision, except that this Agreement shall only be effective upon full performance as to the recited consideration and the extension of the full, complete, mutual, general and specific releases.

9.   Waiver, Modification and Amendment

     No provisions of this Agreement may be waived unless in writing and signed by all Parties. Waiver of any one provision shall not be deemed to be a waiver of any other provision. This Agreement may be modified or amended only by a later writing signed by the Parties.

10.  Related Documents

     The Parties authorize, entrust and direct their attorneys of record to execute all documents necessary and to take all actions necessary to accomplish and carry out the terms of this Agreement, and the Parties agree to execute all documents reasonably required in order to effectuate the terms of this Agreement.

11.  Construction and Jurisdiction

     This Agreement shall be construed in accordance with the laws of the State of New Mexico. In the event of any breach of this Agreement, or other proceeding required to enforce the terms or declare the rights of the parties, said dispute shall be the subject of binding arbitration under the Commercial Rules of the American Arbitration Association and shall be venued in Bernalillo County, New Mexico.

12.  Titles and Captions


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     Paragraph titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision.

13.  Notices

     All notices required under this Agreement shall be deemed effective if served by telecopier or, in the option of the sender, by Federal Express or other overnight delivery system, and shall be forwarded to the Parties as follows:

     If to the Company:           Nord Resources Corporation
                                  9947 North Calle Solano
                                  Tucson, AZ 85737
                                  Attn: Erland Anderson
                                  President
                                  Tel: (520) 544-4893
                                  Fax: (520) 219-1877

     With a Copy (which shall)
     not constitute notice) to:   August Law Group, P.C.
                                  The Atrium Building
                                  19200 Von Karman Avenue, Suite 500
                                  Irvine, CA 92612
                                  Attn: Kenneth S. August, Esq.
                                  Telecopier: (949) 752-7776

     It of SMDL:                  Shuler, Messersmith, Daly &
                                  Landsdowne
                                  2155 Louisiana., NE
                                  Suite 8500
                                  Albuquerque, NM 87110
                                  Attn: Joseph K. Daly, Esq.
                                  Tel: (505) 872-0800
                                  Fax: (505) 872-0900

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year written below.

                                        SHULER, MESSERSMITH, DALY &
                                        LANDSDOWNE


Dated: November 10, 2004                By: /s/ Joseph K. Daly
                                            ------------------------------------
                                        Name: Joseph K. Daly
                                        Title: Partner


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                                        NORD RESOURCES CORPORATION

Dated: November 11, 2004                By: /s/ Erland Anderson
                                            ------------------------------------
                                        Name: Erland Anderson
                                        Title: President


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